Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2021
(millions, except per share amounts)
Operating Revenue	$13,605

Operating Expenses	10,667

Income from operations	2,938

Earnings from equity method investees	254

Other income	1,098

Interest and related charges	1,219

Income from continuing operations including noncontrolling interest before income tax expense	3,071

Income tax expense	406

Net income from continuing operations including noncontrolling interest	2,665

Net loss from discontinued operations including noncontrolling interest	(6)

Net income including noncontrolling interests	2,659

Noncontrolling interests	30

Net Income Attributable to Dominion Energy	$2,629

Amounts attributable to Dominion Energy
Net income from continuing operations	$2,644
Net loss from discontinued operations	(15)
Net income attributable to Dominion Energy	$2,629

EPS - Basic
Net income from continuing operations	$3.19
Net loss from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$3.17

EPS - Diluted
Net income from continuing operations	$3.19
Net loss from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$3.17

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2021
(millions)
Operating Revenue	$7,327

Operating Expenses	4,934

Income from operations	2,393

Other income	139

Interest and related charges	518

Income before income tax expense	2,014

Income tax expense	334

Net Income	$1,680